Exhibit (a)(1)(D)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Carbonite, Inc.

at

$15.00 Net Per Share

by

Copper Holdings, Inc.

a wholly owned subsidiary of

j2 Global, Inc.

December 24, 2014

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Copper Holdings, Inc. (the “Purchaser”), a Delaware corporation and a wholly owned subsidiary of j2 Global, Inc., a Delaware corporation (“j2”), to act as Information Agent in connection with its offer to purchase all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Carbonite, Inc., a Delaware corporation (“Carbonite”), at $15.00 per Share, net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase dated December 24, 2014, and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

Consummation of the Offer is conditioned upon, among other things, (i) the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if applicable, and any necessary approvals or waiting periods under the laws of any foreign jurisdictions applicable to the purchase of Shares pursuant to the Offer having expired or been terminated or obtained, as applicable, without any actions or proceedings having been threatened or commenced by any federal, state or foreign government, governmental authority or agency seeking to challenge the Offer on antitrust grounds, as described herein, (ii) Carbonite not being a party to any agreement or transaction having the effect of impairing, in the reasonable judgment of the Purchaser, the Purchaser’s or j2’s ability to acquire the Shares or Carbonite or otherwise diminishing the expected value to j2 of the acquisition of Carbonite and (iii) the Purchaser being satisfied, in its reasonable judgment, that it will not be subject to the restrictions of Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”). In particular, this Condition would be satisfied if (a) the board of directors of Carbonite (the “Carbonite Board”) approves the acquisition of Shares in the Offer for purposes of Section 203 or (b) upon consummation of the Offer, the Purchaser acquires a number of Shares validly tendered and not validly withdrawn which, together with the Shares then owned by j2 and its subsidiaries, represent more than 85% of the total number of Shares outstanding (excluding Shares owned by (x) persons who are directors and also officers of Carbonite and (y) employee stock plans in which employee participants do not have the right to determine confidentially whether Shares held subject to the plan will be tendered in a tender or exchange). There is, however, no condition that a minimum percentage of the outstanding Shares be tendered. Provided that the condition set forth in clause (iii) above is satisfied or waived, including by way of the approval of the Carbonite Board as described above, and all other conditions are satisfied or waived, the Purchaser will purchase all Shares validly tendered and not validly withdrawn before the expiration of the Offer.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. Offer to Purchase, dated December 24, 2014;

2. Letter of Transmittal, for your use and for the information of your clients;

3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to Computershare Trust Company, N.A., the Depositary for the Offer, or if the procedures for book-entry transfer cannot be completed, by the expiration of the Offer;

4. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5. IRS Form W-9; and

6. Return envelope addressed to the Depositary.

YOUR PROMPT ACTION IS REQUIRED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JANUARY 26, 2015, UNLESS THE OFFER IS EXTENDED.

The Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Information Agent or the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse brokers, dealers, banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents, should be sent to the Depositary by 5:00 P.M., New York City time, on January 26, 2015.

Any inquiries you may have with respect to the Offer should be addressed to the Information Agent or the undersigned, and additional copies of the enclosed materials may be obtained from the Information Agent, at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

D.F. King & Co., Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF COPPER HOLDINGS, INC., j2 GLOBAL, INC., THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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